EXHIBIT 10.3


* Indicates where text has been omitted pursuant to a request for confidential treatment. The omitted text has been filed separately with the Securities and Exchange Commission.

                                    AGREEMENT

                             dated 16 February 1998

                                     between

                         TELECOM HOLDING COMPANY LIMITED

                                       and

          SHINAWATRA COMPUTER AND COMMUNICATIONS PUBLIC COMPANY LIMITED

                                       and

                                   MIH LIMITED

                                       and

                     INTERNATIONAL BROADCASTING CORPORATION
                             PUBLIC COMPANY LIMITED

        ----------------------------------------------------------------
                             SHAREHOLDERS' AGREEMENT
                                   RELATING TO
                     INTERNATIONAL BROADCASTING CORPORATION
                             PUBLIC COMPANY LIMITED
        ----------------------------------------------------------------

                                                                      Mallinicks
                                                                   25 Savile Row
                                                                  London W1X 1AA

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                                TABLE OF CONTENTS

 1.   RECITALS ............................................................   3
 2.   DEFINITIONS AND INTERPRETATION ......................................   5
 3.   CONDITIONS ..........................................................  10
 4.   BUSINESS OF THE GROUP ...............................................  10
 5.   CORPORATE GOVERNANCE ................................................  11
 6.   BUDGETS .............................................................  20
 7.   ACCOUNTS ............................................................  22
 8.   FINANCE .............................................................  23
 9.   TRANSFER OF SHARES ..................................................  24
10.   NON-COMPETE .........................................................  28
11.   DIVIDEND POLICY .....................................................  29
12.   INDEMNITY ...........................................................  30
13.   SCOPE, DURATION AND TERMINATION .....................................  31
14.   CONFIDENTIALITY .....................................................  32
15.   WAIVERS .............................................................  34
16.   ASSIGNMENT ..........................................................  34
17.   ENTIRE AGREEMENT ....................................................  34
18.   NOTICES .............................................................  35
19.   ANNOUNCEMENTS .......................................................  36
20.   RELATIONSHIP OF THE SHAREHOLDERS ....................................  36
21.   CONFLICT WITH OTHER DOCUMENTS .......................................  36
22.   GOVERNING LAW AND ARBITRATION .......................................  37
23.   COUNTERPARTS ........................................................  39
SCHEDULE 1: FORM OF UNDERTAKING (CLAUSE 9.2.1).............................  41
SCHEDULE 2: FORM OF UNDERTAKING (CLAUSE 9.8.1).............................  42

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                             SHAREHOLDERS' AGREEMENT

This agreement is made on 16 February 1998 between

(1) TELECOM HOLDING COMPANY LIMITED, with its registered office at Telecom Tower, 18 Ratchadaphisek Road, Huai Khwang, Bangkok, Thailand ("TH");

(2) SHINAWATRA COMPUTER AND COMMUNICATIONS PUBLIC COMPANY LIMITED, with its registered office at 414 Phaholyotin Road, Samsen-Nai, Phayathai, Bangkok, Thailand ("SHIN");

(3) MIH LIMITED, with its registered office at 3rd Floor, Abbot Bulding, Main Street, Road Town, Tortola, British Virgin Islands ("MIH"); and

(4) INTERNATIONAL BROADCASTING CORPORATION PUBLIC COMPANY LIMITED, with its registered office at 1376/1 Nakornchaisri Road, Dusit, Bangkok, Thailand (the "Company").

1.       RECITALS

         1.1. The Company is incorporated in Thailand with registration number Bor.Mor.Jor 444 and has entered into an agreement dated 17 April 1989 (as amended on 19 May 1994) with MCOT in terms of which the Company is entitled to conduct subscription television in Thailand. The shares of the Company are listed on the SET.

              1.2.    At the Effective Date -

                  1.2.1. if TOT will have exercised its option to acquire shares in UTV, the issued and outstanding Shares of the Company will comprise 475,564,751 ordinary Shares of Baht 10 each;

                  1.2.2. if TOT will not have exercised its option to acquire shares in UTV, the issued and outstanding Shares of the Company will comprise 480,782,376 ordinary Shares of Baht 10 each;


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                  1.2.3.   SHIN and MIH will each own 84,176,550 of the issued
                           and outstanding Shares of the Company;

                  1.2.4. MCOT will own 3,000,000 of the issued and outstanding Shares of the Company;

                  1.2.5. if TOT will have exercised its option to acquire shares in UTV, TH will own 232,564,751 of the issued and outstanding Shares of the Company;

                  1.2.6. if TOT will not have exercised its option to acquire shares in UTV, TH will own 237,782,376 of the issued and outstanding Shares of the Company;

                  1.2.7. the balance of the issued and outstanding Shares of the Company will be owned by members of the public;

                  1.2.8. if TOT will have exercised its option to acquire shares in UTV, the Company will own 222,864,600 (constituting 95.71 percent) of all the issued and outstanding shares of UTV. The remaining issued and outstanding shares in UTV will be owned by MCOT as to 5,000,000 (constituting 2.15 percent) and by TOT as to 5,000,000 (constituting 2.15 percent);

                  1.2.9. if TOT will not have exercised its option to acquire shares in UTV, the Company will own 227,864,600 (being 97.85 percent) of all the issued and outstanding shares of UTV. The remaining 5,000,000 shares (constituting 2.15 percent of the total issued and outstanding shares of UTV) will be owned by MCOT.

          1.3. UTV has also entered into an agreement with MCOT dated 6 June 1994 (as subsequently amended on 7 September 1994 and 9 November 1994) in terms of which it is entitled to conduct subscription television in Thailand.

          1.4. The businesses of the Company and of UTV will be conducted from the same registered head office premises and by the same executive teams.

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          1.5.    The purpose of this Agreement is to record the terms and
                  conditions regulating the relationship among TH, SHIN and MIH as Shareholders inter se and with the Company.

2.       DEFINITIONS AND INTERPRETATION

         In this Agreement -

         2.1. clause headings are inserted for convenience only and shall not be taken into account in its construction;

         2.2. unless the context clearly indicates a contrary intention, an expression which denotes any one gender includes the other genders, a natural person includes a juristic person and vice versa, the singular includes the plural and vice versa and the following expressions bear the meanings assigned to them below and cognate expressions bear corresponding meanings -

                  "Affiliate"               -        in relation to any company,
                                                     any other company which
                                                     directly or indirectly, (i)
                                                     is a parent company of the
                                                     first mentioned company,
                                                     (ii) is a Subsidiary of the
                                                     first mentioned company, or
                                                     (iii) is a fellow
                                                     Subsidiary of the parent
                                                     company of the first
                                                     mentioned company;

                  "Agreed Proportion"       -        such proportion as equals,
                                                     at the relevant time, the
                                                     proportion (expressed as a
                                                     percentage) which the par
                                                     value of the Shares owned
                                                     by a Shareholder bears to
                                                     the combined total par
                                                     value of all the Shares
                                                     owned by all the
                                                     Shareholders taken as a
                                                     whole or where applicable,
                                                     the combined par value of
                                                     all the Shares of the
                                                     relevant Shareholders
                                                     taken as a whole;

                  "Agreement"               -        this agreement, the
                                                     schedules hereto and all
                                                     supplementary and amendment
                                                     agreements thereto from
                                                     time to time;

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                  "Articles"                 -       the Articles of Association
                                                     of any Group Company (as
                                                     applicable), as amended
                                                     from time to time;

                  "Auditors"                 -       the auditors from time to
                                                     time of the Company, who
                                                     shall be appointed by a
                                                     general meeting of the
                                                     shareholders of the Company
                                                     and who shall comply with
                                                     all requirements, if any,
                                                     set for such auditors by
                                                     any applicable regulatory
                                                     and/or governmental
                                                     authorities;

                  "Board"                    -       the board of directors of
                                                     the Company;

                  "Budgets"                  -       the annual budgets for the
                                                     Group, as approved by the
                                                     Board from time to time in
                                                     accordance with this
                                                     Agreement;

                  "Business"                         the business of the Group
                                                     as set out in clause 4.1;

                  "Chairman"                 -       the chairman of the Company
                                                     referred to in clause 5.16;

                  "Directors"                -       the members of the Board
                                                     from time to time elected
                                                     in accordance with this
                                                     Agreement;

                  "Effective Date"           -       the date on which Closing
                                                     (as defined in the Merger
                                                     Agreement) is completed in
                                                     accordance with clause 6 of
                                                     the Merger Agreement;

                  "Encumbrance"              -       includes, without
                                                     limitation, any pledge,
                                                     attachment, security
                                                     interest, the effect of
                                                     which is the creation of
                                                     security, and any option,
                                                     pre-emption, right of first
                                                     refusal or other such
                                                     right;

                  "Group"                    -       the Company and its
                                                     Subsidiaries (including
                                                     UTV;

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                  "Group Company"            -       a member of the Group;

                  "MCOT"                     -       the Mass Communications
                                                     Organisation of Thailand or
                                                     its successor from time to
                                                     time;

                  "Merger Agreement"         -       the Merger Agreement,
                                                     bearing the same date as
                                                     this Agreement, between the
                                                     Company, TH and UTV;

                  "Pay-TV"                   -       (i) the exhibition or
                                                     transmission, whether by
                                                     wire, telephone wire,
                                                     over-the-air, cable, optic
                                                     fibre, satellite, microwave
                                                     signals or any other means
                                                     of delivery now known or
                                                     hereafter developed or
                                                     discovered, of audio,
                                                     visual and/or audio visual
                                                     data, programming or
                                                     services substantially in
                                                     scrambled or encrypted
                                                     format, to a subscriber,
                                                     capable of being
                                                     unscrambled or decrypted by
                                                     individually addressable
                                                     decoders or equivalent
                                                     devices, where a fee is
                                                     payable by such subscriber
                                                     (in addition, if
                                                     applicable, to being
                                                     charged by the Person
                                                     transmitting the signal
                                                     incorporating such
                                                     programming, data or
                                                     services) for the right to
                                                     view and/or participate in
                                                     such data, programs and
                                                     services in unencrypted
                                                     format; (ii) the provision,
                                                     enabling and disabling of
                                                     decoders or equivalent
                                                     devices, the marketing and
                                                     sale of subscriptions and
                                                     the provision of
                                                     customer/subscriber support
                                                     services and/or know-how
                                                     relating thereto, and (iii)
                                                     in connection with the
                                                     above, the production,
                                                     compilation and scheduling
                                                     of such data, services,
                                                     programming, signal
                                                     distribution and other
                                                     related activities and
                                                     know-how;

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                   "Permitted Transfer"      -       a Transfer of
                                                     Shares to a wholly owned
                                                     Subsidiary in accordance
                                                     with clause 9.2;

                  "Permitted Transferee"     -       a Person to whom Shares are
                                                     transferred in accordance
                                                     with clause 9.2;

                  "Person"                   -       any individual, firm,
                                                     company, corporation,
                                                     government, State or agency
                                                     of a State or any joint
                                                     venture, partnership,
                                                     limited liability company
                                                     or other incorporated or
                                                     unincorporated body;

                  "SEC"                      -       the Securities and Exchange
                                                     Commission of Thailand or
                                                     its successors from time to
                                                     time;

                  "SET"                      -       the Stock Exchange of
                                                     Thailand or its successor
                                                     from time to time;

                  "Share"                    -       subject to the provisions
                                                     of clause 13.1, an issued
                                                     and outstanding share in
                                                     the capital of the Company
                                                     of whatever class;

                  "Shareholders"             -       subject to the provisions
                                                     of clause 13, TH, SHIN, MIH
                                                     and their respective
                                                     Permitted Transferees and
                                                     any other Person to whom
                                                     Shares are from time to
                                                     time Transferred in
                                                     accordance with this
                                                     Agreement;

                  "Shareholder Loan"         -       any loan made by a
                                                     Shareholder or an Affiliate
                                                     of a Shareholder to the
                                                     Company;

                  "Subsidiary"               -       in relation to an
                                                     undertaking (the holding
                                                     company) any other
                                                     undertaking in which the
                                                     holding company (or persons
                                                     acting on its or their
                                                     behalf) for the time being,
                                                     directly or indirectly,

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                                                -    holds or controls either:

                                                     (i) a majority of the
                                                     voting rights exercisable
                                                     at general meetings of the
                                                     members of that undertaking
                                                     on all, or substantially
                                                     all, matters; or

                                                     (ii) the right to appoint
                                                     or remove directors having
                                                     a majority of the voting
                                                     rights exercisable at
                                                     meetings of the board of
                                                     directors of that
                                                     undertaking on all, or
                                                     substantially all, matters;

                                                     and any undertaking which
                                                     is a Subsidiary of another
                                                     undertaking shall also be a
                                                     Subsidiary of any further
                                                     undertaking of which that
                                                     other is a Subsidiary;

                  "TOT"                         -    the Telephone Organisation
                                                     of Thailand or its
                                                     successor from time to
                                                     time;

                  "Transfer"                   -     in relation to any Share or
                                                     any interest in a Share,
                                                     includes (i) the sale,
                                                     transfer, lease,
                                                     assignment, grant,
                                                     renunciation, alienation,
                                                     or disposal of such Share
                                                     or of any right or interest
                                                     which a Person may have in
                                                     the Company as result of
                                                     such right or interest in
                                                     that Share; (ii) entering
                                                     into any agreement in
                                                     respect of the votes
                                                     attached to such Share;
                                                     (iii) creating or granting
                                                     any Encumbrance over or in
                                                     respect of such Share; and
                                                     (iv) any agreement (whether
                                                     or not subject to
                                                     conditions) to do or create
                                                     or grant any of the
                                                     foregoing;

                  "Transfer Terms"             -     the terms and conditions
                                                     set out in clause 9.8;

                  "UTV"                        -     UTV Cable Network Public
                                                     Company Limited, with its
                                                     registered office at
                                                     Telecom Tower, 18
                                                     Ratchadaphisek Road, Huai
                                                     Khwang, Bangkok,

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                                                     Thailand;


                  "UTV Board"                  -     the board of directors of
                                                     UTV.


3.       CONDITIONS

         3.1. This Agreement (except for the provisions referred to in clause 3.2, which take effect on the date hereof) shall take effect on the Effective Date.

         3.2. If the Effective Date does not occur on or before 30 April 1998 (or such other date as the parties may agree on in writing before 30 April 1998), this Agreement shall automatically terminate on that date. In that event no party shall subsequently have any rights or obligations under this Agreement other than for breach of clause 14 (Confidentiality), clause 18 (Notices) and clause 22 (Governing Law and Arbitration).

4.       BUSINESS OF THE GROUP

         4.1. Notwithstanding anything to the contrary in any other document, the Shareholders agree amongst each other and with the Company that the principal objective of the Group shall be to engage in all aspects of Pay-TV, primarily in Thailand, and thereafter in Myanmar, Laos, Vietnam, Malaysia and Cambodia, and if the Memorandum of Association of any Group Company does not reflect this objective then the Shareholders shall use all their shareholder rights to ensure that the applicable Memorandum of Association is amended to reflect this objective. In addition, the Group shall conduct such other business as the Board may resolve from time to time.

         4.2. The Shareholders acknowledge and agree that the Business shall be conducted in accordance with the Memorandum of Association, the Articles and the Budget from time to time in force and each Shareholder shall use its best endeavours to ensure that the Directors nominated by it vote in such manner as to ensure that -

                  4.2.1. the Group operates in the most profitable manner possible;

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                 4.2.2.    no Group Company carries on any business other than
                           the business set out or specified in the Budget from time to time in force;

                 4.2.3. each Group Company complies with all its obligations under all agreements to which it is expressed to be a party and complies with the restrictions imposed upon it under its constitutional documents;

                 4.2.4. each Group Company obtains and maintains all authorisations necessary or desirable to carry on its business;

                 4.2.5. each Group Company carries on its business on sound commercial principles; and

                 4.2.6. the Group Companies carry on any business with Shareholders and outside parties on arms' length terms.

4.3. Notwithstanding anything to the contrary herein or in the Articles, in relation to any resolution proposed to the board of directors of any Group Company in terms whereof such Group Company -

                  4.3.1. enters into, amends, varies, terminates, cancels or determines the interpretation of any contract with any Shareholder, or any director or officer of a Shareholder or any Affiliate of a Shareholder (a "Related Party"); or

                  4.3.2 takes, maintains or terminates any legal or arbitration proceedings against a Related Party,

                  the Shareholder concerned shall use its best endeavours to ensure that the Directors nominated by it pursuant to clause
                  5.4 abstain from voting and from participating in the discussions on such resolution.

5.       CORPORATE GOVERNANCE

         5.1.     The first Board shall comprise 14 members.

         5.2. For as long as it is a shareholder in the Company and for so long as it is legally

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                  entitled, whether pursuant to a contractual right or
                  otherwise, to be represented on the Board, MCOT shall be entitled to nominate such number of Directors (not exceeding two) as the Shareholders, after consultation with MCOT, may determine from time to time.

         5.3. For so long as the Company is required in terms of any applicable rule of the SET and/or SEC to have independent Directors, the general meeting of shareholders of the Company shall elect, in accordance with the provisions of clause 5.13 below, two such Directors on to the Board. A Director shall be deemed to be independent if he qualifies as such in terms of any applicable SEC and SET rules and regulations in force from time to time.

         5.4. Whilst a Shareholder is the registered holder of Shares representing in aggregate -

                  5.4.1. 5% (five percent) or more but not exceeding 10% (ten percent) of all Shares it shall be entitled to nominate one person for election as a Director;

                  5.4.2. more than 10% (ten percent), but not more than 20% (twenty percent) of all Shares, it shall be entitled to nominate two persons for election as Directors;

                  5.4.3. more than 20% (twenty percent), but not more than 30% (thirty percent) of all Shares, it shall be entitled to nominate three persons for election as Directors;

                  5.4.4. more than 30% (thirty percent), but not more than 40% (forty percent) of all Shares, it shall be entitled to nominate four persons for election as Directors;

                  5.4.5. more than 40% (forty percent), but not more than 50% (fifty percent) of all Shares, it shall be entitled to nominate five persons for election as Directors;

                  5.4.6. more than 50% (fifty percent) of all Shares, it shall be entitled to nominate six persons for election as Directors.

         5.5. Each Shareholder shall be entitled from time to time, by notice in writing to the other Shareholders, to remove any of the persons nominated by it for election as Directors and to nominate a replacement to any nominee designated by it who ceases or is

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                  unable to serve on the Board for any reason.

         5.6. Each Shareholder undertakes to the others to exercise all voting rights exercisable by it as a holder of Shares, whether at any annual or extraordinary shareholders' meeting or at a Board meeting, to ensure that the persons nominated (including all replacements) from time to time by each of the Shareholders as Directors are duly elected as such and that such Directors are duly appointed as Authorised Directors of the Company.

         5.7. If any Shareholder notifies the other Shareholders in writing of its desire to remove any Director previously nominated by it pursuant to clause 5.4 and such Director does not voluntarily submit his resignation within 4 (four) days after the date upon which such notice is served by the Shareholder in question, each of the Shareholders shall exercise all shareholder rights to ensure that the Board shall, within 14 (fourteen) days after the date on which the relevant Shareholder served notice as aforesaid, convene a meeting of the Shareholders to be held as soon as is legally possible and, at such meeting, each Shareholder shall exercise all shareholder rights so as to procure the removal of such Director from the Board. In addition -

                  5.7.1. during the 14 (fourteen) or more day period following such notice, the Shareholders shall use their best endeavours to ensure that no action is taken by the Board until such Director is removed, other than by a unanimous vote of the Directors appointed pursuant to clause 5.4, (excepting only the soon-to-be-removed Director);

                 5.7.2. the Shareholders agree to refrain from exercising any shareholder or other rights to procure the removal from the Board of any Director without the consent of the Shareholder which nominated such Director, provided, however, that any Director may be removed without such consent if such Director is placed under guardianship, becomes bankrupt or subject to an order prohibiting him from serving as a director of the Company or is convicted of a serious criminal offence. No such removal (under the provisions set out above) of a Director nominated pursuant to clause
                           5.4 shall affect the rights of any Shareholder to designate immediately a different individual pursuant to such clause. A Shareholder which, pursuant to the provisions of clause 5.4, has lost its right to nominate one or more persons

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                           for election as Directors (because the number of
                           Shares held by such Shareholder has fallen below the threshold in question) shall (if required in order to procure the removal of the Director in question), immediately on the occurrence of such loss, be deemed to have requested the Chairman to convene a shareholders' meeting as aforesaid to remove from the Board such Director nominated by such Shareholder.

         5.8. A quorum at meetings of the Board shall be 75% (seventy five percent) of the Directors, which 75% (seventy five percent) shall comprise at least one Director nominated by each Shareholder which, pursuant to the provisions of clause 5.4, is entitled to nominate more than one Director. Should a quorum not be present within 30 (thirty) minutes after the time appointed for the commencement of any meeting of the Board, that meeting shall stand adjourned for 72 (seventy two) hours, at the same time and place. The adjourned meeting may only deal with the matters which were on the agenda of the meeting which was adjourned. Where a meeting has been adjourned as aforesaid the Chairman shall use his best endeavours to inform, in the most reasonably expeditious manner, each of the Directors of the time, date and place to which the meeting has been adjourned. If at any adjourned meeting, a quorum is not present within 30 (thirty) minutes after the time appointed for the commencement of such meeting, then the Directors present shall constitute a quorum.

         5.9. Meetings of the Board shall be held in Bangkok (or such other place as all Board members may agree on from time to time) and at such times as the Board shall determine, provided that, unless otherwise agreed between the Shareholders, a meeting of the Board shall be held at least once every month. Not less than 14 (fourteen) days notice (or such other period of notice as may be agreed from time to time by at least a majority of the Directors) of each meeting of the Board specifying the date, time and place of the meeting and the business to be transacted thereat shall be given to all Directors by the Chairman. In addition, the Board shall also meet within 14 (fourteen) days after receipt by the Company and all Directors of a written request to this effect from any two or more Directors. The written request shall set out such information (referred to above) as the Chairman would have been obliged to provide if he had called the meeting. If, notwithstanding the above provisions, a Director fails to receive full and proper notice of a meeting, but nevertheless is present at such meeting, then such Director shall be deemed to have

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

                  waived the notice requirements and shall thus not be entitled to reply on any failure to comply with the provisions set out above.

         5.10. The Board shall establish an executive committee ("Executive Committee") for the Group, consisting of the four executives of the Group referred to in clauses 5.17, 5.18 and 5.19 and one representative from each Shareholder which is the registered holder of Shares representing more than 10% (ten percent) of all Shares and two representatives from each Shareholder which is the registered holder of Shares representing more than 20% (twenty percent) of all Shares. The Executive Committee shall report to the Board. The Board may delegate such functions to the Executive Committee as it resolves from time to time. The Board shall, from time to time, stipulate the operating procedures and voting majorities required for resolutions of decisions of the Executive Committee, provided that such majorities shall be consistent with the balance between the Shareholders and between their Board representatives established by the provisions of clauses
                  5.12 and 5.13. During the first year after the Effective Date, the Executive Committee shall meet weekly. Thereafter, the Executive Committee shall meet at such times as the Board may determine from time to time.

         5.11. Notwithstanding anything to the contrary herein contained, but subject to the following provisions being contained in the Articles of the Company and such Articles being registered with the appropriate authorities in Thailand, any resolution signed by all the Directors shall be valid and effective as if it had been passed at a meeting of the Board. Any such resolution may consist of several counterparts, each of which may be signed by 1 (one) or more Directors and shall be deemed to have been passed on the date on which it was signed by the last Director who signed it (unless a statement to the contrary is made in that resolution).

         5.12. Subject to the provisions of clause 5.11, all resolutions or decisions of the Board shall require the affirmative vote of a majority of the Directors present and voting at a Board meeting, which majority shall include at least 75% (seventy five percent) of the number of Directors nominated by the Shareholders pursuant to clause 5.4 (but excluding the Director(s) who, pursuant to any provision of this Agreement or any other applicable law, rule or regulation, is(are) obliged to abstain from voting on the resolution or decision in question and excluding the Director(s) in respect of whom

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

                  the Shareholder which nominated him(them) for election undertook in terms of this Agreement to use their best endeavours to procure the abstention of such Director(s) from voting). The Chairman shall not under any circumstances have an additional or casting vote.

         5.13. All resolutions or decisions of the shareholders of the Company shall require the affirmative vote of shareholders of the Company representing a majority of the votes then exercisable by holders of all Shares carrying voting rights who are present and voting at a meeting of shareholders of the Company, which majority shall include Shareholders holding Shares carrying voting rights representing at least 75% (seventy five percent) of all Shares carrying voting rights then held by Shareholders (but excluding the Shares of Shareholders which pursuant to any provision in this Agreement or any other applicable law, rule or regulation are obliged to abstain from voting on the resolution or decision in question).

         5.14. The Shareholders shall procure that the Chairman ensures the distribution of the agenda of any meeting of the Board or any shareholders' meeting in advance of the meeting, and shall call, by not less than 5 (five) days notice to the Shareholders, a meeting (or such other form of consultation as the Shareholders may agree) of the Directors nominated by the Shareholders, to take place not less than 3 (three) business days before the relevant meeting and determine the way in which the representatives of the Shareholders, or the Shareholders and their respective Affiliates, will vote at the relevant Board or shareholders' meeting. If the Chairman for any reason whatever fails to carry out any of his duties as set out above, any two or more Directors may do so instead.

         5.15. The remuneration of the Directors shall be determined by the Shareholders, while any compensation payable to executives of the Company, in addition to any remuneration which such executive may receive by reason of being a Director, shall be determined by the Board.

         5.16. Whilst SHIN is the registered holder of Shares representing in aggregate more than 10% (ten percent) or more of all Shares, it shall be entitled -

                  5.16.1. to nominate one of the Directors nominated by it for election as Chairman; and

                  5.16.2. to require the removal and replacement of such person as Chairman.

                  Each Shareholder shall use its best endeavours to ensure that the Directors nominated by it vote in such manner as to give effect to the provisions set out above.

         5.17. Whilst the Shareholding percentage of TH is larger than or equal to the aggregate Shareholding percentage constituted by the Shares held by SHIN and MIH together, or smaller by not more than 5 percentage points, TH shall be entitled to nominate (and to require the removal of) the Chief Executive Officer from time to time of the Group ("CEO") and whilst it is the registered holder of Shares representing more than 10%(ten percent) of all Shares, TH shall be entitled to nominate (and require the removal of) the President from time to time of the Group ("the President").

         5.18. The Shareholders which each hold more than 10% (ten percent) of all Shares shall be entitled, acting jointly and by unanimous vote, to nominate the Chief Financial Officer from time to time of the Group ("CFO").

         5.19. Whilst MIH is the registered holder of Shares representing in aggregate more than 10% (ten percent) of all Shares, MIH shall be entitled to nominate (and to require the removal of) the Chief Operating Officer from time to time of the Group ("COO").

         5.20. If, at any time after a person has been appointed to one of the positions referred to in clauses 5.16, 5.17, 5.18 or 5.19, any * other than the Shareholder which nominated the person in question) in the case of clauses 5.16, 5.17 or 5.19 or any * in the case of clause 5.18, and/or any
                           *

         5.21.                 *


                                   Each Shareholder agrees that all losses,
                  claims, damages or liabilities (or actions in respect of) to which the Company and/or such Shareholders, as the case may be, may be subject, shall, insofar as such losses, claims, damages or liabilities arise out of or are based upon the removal in accordance with clauses 5.18 and *, of the Chairman or any executive, as the case may be, be borne and paid for by the Company.

5.22.    The CEO -

         5.22.1. shall be the top executive in charge of the management and operations of the Business and affairs of the Group and shall, subject to the provisions of this Agreement, have authority to -

                           5.22.1.1. deal with the employees of the Group, including with respect to delegation of duties, promotions, transfers, terminations and the fixing of remuneration, subject to any directives of the Board, if any, in this regard;

                           5.22.1.2. execute the implementation by the Group of all policies and directives laid down by the Board; and

                           5.22.1.3. conduct the Business in accordance with the Budget from time to time in force.

                 5.22.2. shall, unless the Board decides to the contrary, attend all Board meetings and report to the Board on all activities and operations of the Group, provided that the CFO, the President and the COO may also be invited to attend Board meetings. The CEO, President, CFO and COO shall not be entitled to vote at such meetings in his/her capacity as CEO, President, CFO, or COO (as the case may be), except that such a person shall, of course, be entitled to attend all Board meetings and to vote as a Director, if, in addition to his/her position as an executive, he/she has been appointed as a Director. For the avoidance of doubt, TH shall have the right to nominate the person whom it nominated as CEO and/or the President for appointment to the Board pursuant to clause 5.4; and

                 5.22.3. shall, subject to the provisions of clauses 5.17, 5.18, 5.19 and 5.23, appoint (and be entitled to remove or terminate the employment of) the staff members and officers of the Group as the Group;

                 5.22.4. shall report to the Board and the Executive Committee, as appropriate, and comply with all policies and directives (including such directives as stipulate the authority of the CEO to bind a Group Company) laid down by the Board;

                  The COO, CFO and President shall all report to and follow the directives of the CEO and shall be accountable in relation to their respective functions to the CEO. Unless the Board decides to the contrary, the President shall be responsible for all marketing and sales functions of the Group, the CFO shall be responsible for all financial functions of the Group and the COO shall be responsible for all operational activities (other than the marketing and sales activities) of the Group.

        5.23. Subject to the provisions of clause 5.22, the day to day management of the Group and its affairs shall be carried out by the officers of the Company and all obligations and responsibilities on the part of such officers shall be performed under the direction of the Board, the Executive Committee or the CEO (as appropriate).

        5.24. The CEO shall represent the Company at all shareholders' meetings of the Company's

                  Subsidiaries, which meetings shall appoint the auditors of each such Subsidiary (which shall be the same as the Auditors) and elect the board of directors of each such Subsidiary, as determined by the Board, subject, in the case of the UTV Board, to the provisions of clause 5.25. In the event of the Directors failing to adopt a resolution, as contemplated in clause 5.12, as to the composition of the board of any such Subsidiary (other than UTV), the composition of any board of any such Subsidiary shall be the same as the Board except that MCOT shall have no representation thereon nor shall the Directors elected pursuant to clause 5.3 be appointed as directors of such Subsidiary.

        5.25. The Company shall ensure, through the exercise of all voting and other rights which it has as a shareholder in UTV, that the UTV Board shall consist of the same persons who have been elected as Directors pursuant to clause 5.4 and of representatives of MCOT and, in this regard, the provisions of clause 5.2 shall apply, mutatis mutandis, to the UTV Board. In addition, if at any time during this Agreement, TOT is a Shareholder in UTV, it shall be entitled to nominate such number of directors (not exceeding two) as the Shareholders, after consultation with TOT, may determine from time to time.

        5.26. The provisions of clauses 5.5 through to 5.15, excluding 5.10, shall apply, mutatis mutandis, to UTV.

        5.27. If required in terms of any applicable law, rule or regulation, the Company shall establish an audit committee which shall operate in accordance with the provisions of all applicable laws, rules and regulations.

6.      BUDGETS

        6.1. The initial Budget of and 3 (three) year financial and business plan for the Group, being a budget in respect of the 1998 fiscal year (being the year commencing on 1 January 1998 and terminating on 31 December 1998) and a 3 (three) year budget and financial and business plan shall be prepared by the Company and submitted to the Board for its approval as soon as possible after the Effective Date. Each Shareholder shall use its best endeavours to ensure that, provided the aggregate funding which in terms of such draft budget is to be contributed by the shareholders of the Company over the aforesaid 3 year period does not exceed the Peak Funding Requirement referred to in clause 8.1, the Directors nominated by such Shareholder shall approve the draft budget and business plan within 30 days after its submission to the Board.

        6.2. The Shareholders shall use their best endeavours to ensure that a budget in respect of each and every subsequent fiscal year (which shall commence on 1 January and terminate on 31 December of each year) and, if required by the Board, a 3 (three) year financial and business plan, for the Group is prepared by the CEO and CFO and submitted to the Directors for their approval, not less than 30 (thirty) days prior to the commencement of the fiscal year. If such budget is approved (with or without amendment) by the Directors it shall constitute the Group's Budget for the fiscal year (or shorter period) in respect of which it was prepared. If any annual budget shall not have been so approved by the Directors before the start of the fiscal year of the Company to which it relates, the Group shall, until the budget in question shall have been so approved, continue to operate on a budget equivalent, on a monthly basis, to the Budget then in force with respect to the immediately preceding fiscal year with an increase of 10% (ten percent) for all operating cost line items specified in such Budget.

        6.3. The Directors shall, at every Board meeting, review the performance of the Group in the light of the Budget then in force and shall be entitled, at any time during the fiscal year in respect of which a Budget applies, to request the CFO to prepare and submit to the Board for its approval a draft revised budget for the Group. The approval procedure for a draft budget set out in clause 6.2 shall apply, mutatis mutandis, to such draft revised budget, provided that a copy of such draft revised budget shall be supplied to each of the Directors not less than 15 (fifteen) days prior to the Board meeting at which such draft revised budget is to be considered.

        6.4. The Business shall be conducted in accordance with the Budget in force from time to time. If, however, at any time the income of the Group is materially less than anticipated in the then current Budget, then the Board shall immediately take the steps referred to in clause 6.3 and shall, until a revised budget has been approved, take all reasonable steps to reduce the expenditure of the Group.

ACCOUNTS

7.1 Each Group Company shall at all times keep and maintain at its principal offices true and accurate accounting and other financial records and other books and records of its affairs.

7.2 The annual financial and related statements of each Group Company shall be made up at the completion of each fiscal year in both the Thai and English languages and the Shareholders shall ensure that within 4 months after the end of each fiscal year -

                  7.2.1. there shall be prepared proper financial statements, including consolidated balance sheets as at the end of the Company's fiscal year and a profit and loss account in respect of such financial year, in accordance with the requirements of the SET and with generally accepted accounting principles and practices in Thailand, and that the same shall be duly audited by the Auditors; and

                  7.2.2. such audited financial statements together with the Chairman's report thereon, shall be submitted by the Directors to the shareholders of the Company for approval at the next meeting of such shareholders.

7.3. Without prejudice to clause 7.1, the Company shall prepare in both the Thai and English languages and send to each of the Directors within 21 (twenty-one) days of the end of each calendar month consolidated unaudited management accounts (for internal purposes) and cash flow statements of the Group for that month in such form as may be required from time to time by the Directors.

7.4. Without prejudice to any rights granted to directors of companies under Thai law, each Director shall have for himself -

                  7.4.1. the right to full and complete access to all properties, assets, books and records of each Group Company;

                  7.4.2. the right to examine all accounting records kept by the Group Companies; and

                  7.4.3. the right to be supplied with all relevant information, including operating statistics, budgets and forecasts and such other trading and financial information in such form as they may reasonably require to keep each of them properly informed of the financial and business affairs of the Group Companies.

         FINANCE

         8.1. The Shareholders acknowledge and agree that the aggregate capital expenditure, working capital and cash flow requirements of the Group (but excluding all funds required to repay the shareholders loans made to the UTV Business and the IBC Business (as such terms are defined in the Merger Agreement) between 30 September 1997 and the Effective Date) for the first 12 months following the Effective Date shall be Baht * unless otherwise agreed by the Shareholders (the "Peak Funding Requirement").

         8.2 If any Group Company requires any funds ("Funding") within the Peak Funding Requirement and in terms of its then Budget to carry out its Business -

                  8.2.1. each Shareholder shall, in the first place, use its best endeavours to procure that the Funding is financed, as far as practicable, from outside sources, such as the financial and/or capital markets, on terms acceptable to the Shareholders;

                  8.2.2. and the Company is unable, within a reasonable period, to acquire any of the Funding in the manner set out in clause 8.2.1, the Funding or the unacquired portion thereof, as the case may be, shall be funded by means of an increase in the share capital of the Company and each Shareholder shall (and each Shareholder shall use its best endeavours to ensure that the Director(s) nominated by it pursuant to clause 5.4 shall) vote in favour of all resolutions required for such capital increase.

        8.3. No shareholder shall be obliged to provide its pro rata portion of any Funding ("Funding Contribution"). In the event that any Shareholder does not provide its Funding Contribution in whole or in part ("a Funding Non-Provider"), the provisions of clause 8.4 shall apply in respect of such part of the Funding as the Funding Non-Provider(s) has/have failed to provide ("the Funding Shortfall"), but the Funding Non-Provider shall have no obligation or liability to the Company or otherwise in respect of the Funding Shortfall, provided that if the funding is contributed by means of a subscription for Shares then, to the extent that it does not provide its Funding Contribution, its Shareholding shall be diluted.

        8.4. All Shareholders which are not Funding Non-Providers shall be entitled to provide the Funding Shortfall in their Agreed Proportions. If more than one Shareholder offers to provide all of the Funding Shortfall, the Funding Shortfall shall be so provided by each such Shareholder pro rata, as nearly as may be, to their Agreed Proportions at the date on which the Funding is to be provided.

        8.5. Notwithstanding the other provisions of this clause 8, if any of the Shareholders, with the prior written consent of all the other Shareholders, issue any guarantees, indemnities, suretyships or the like over their assets ("guarantees"), as security for any Indebtedness of any Group Company, then irrespective of whether such guarantees are issued by 1 (one) or more or all of the Shareholders, or by any of them jointly, or by any of them jointly and severally, each consenting Shareholder hereby agrees to indemnify the others against claims, actions, expenses, liabilities or losses which may be suffered by the other pursuant to such guarantees, to the extent that it is necessary to ensure that the loss shall be shared equitably between the Shareholders in the Agreed Proportions at the time that the loss is sustained.

        8.6. The Shareholders undertake with each other to vote in favour of (and to use their best endeavours to ensure that the Directors appointed by them respectively vote in favour of) all resolutions required to be passed for the issue of Shares or the creation of Shareholders' Loans as contemplated in this clause 8 and to do such other things as may be necessary in order to give effect to the provisions of this clause 8.

9.      TRANSFER OF SHARES

        General Restriction on Transfers

        9.1. The Shareholders agree and undertake that, except as may be agreed between them pursuant to the provisions of clause 9.8, no Transfer of any of their Shares or

                  Shareholder Loans may be made or registered (or purport to be made or registered) at any time after the date hereof, save as provided for in this clause 9 and subject always to compliance with the Transfer Terms.

         Permitted Transfers

         9.2. A Shareholder may at any time and on any terms Transfer all (but not part only) of its Shares to a wholly owned Subsidiary provided that:

                  9.2.1. it shall be a condition precedent to any such Transfer (and any registration thereof) that the transferor and the transferee enter into a written undertaking in favour of the other Shareholder(s) and the Company in the form set out in Schedule 1; and

                  9.2.2. if the transferee ceases to be a wholly owned Subsidiary of the transferor, then the transferor shall procure that the transferee shall have Transferred to the transferor or another wholly owned Subsidiary of the transferor all its Shares and Shareholder Loans prior to the date of such cessation;

                  provided always that, notwithstanding such Transfer, the transferor shall for all purposes remain primarily liable for the due and proper performance of the transferee's obligations hereunder.

         Rights of First Refusal

         9.3 Subject to the provisions of clauses 9.1 and 9.4, if at any time a Shareholder (the "Offeror") wishes to Transfer any of its Shares it shall, by notice in writing (the "Offer") to the Company and to the other Shareholders (the "Offerees"), offer to sell to the Offerees such Shares ("Sale Shares"), together with such proportion of the Shareholder Loans made by the Offeror and/or its Affiliates as is equal (as nearly as practicable) to the proportion of Shares to be Transferred ("Sale Claims"), at the price and on the terms specified in the Offer. The Offer shall specify the material terms and conditions including, without limitation, the price at which the Offeror is prepared to sell the Sale Shares and Sale Claims and shall remain open for acceptance by any Offeree for 30 days from the date of the Offer (the "Offer Period"). The price for the Sale Claims shall be the face value thereof and the price for the Sale Shares shall be that agreed upon between the Offeror and the Offerees and failing agreement, shall be the average weighted middle market price of the Company's Shares quoted on the SET during the 30 trading days preceding the day on which the Offer is made (such middle market price to be determined by the Company's stockbrokers who shall act as experts and not as arbitrators and whose decision shall be final and binding on the parties).

         9.4. All Offerees shall be entitled to accept an Offer in proportion to their Agreed Proportions of Sale Shares and Sale Claims.

         9.5. Each Offeree desiring to purchase its Agreed Proportion or more of the Sale Shares and Sale Claims shall, within the prescribed period, give notice in writing to the Company, the Offeror and the other Offerees accordingly, specifying the maximum number of Sale Shares and Sale Claims it is willing to purchase. If any Offeree does not wish to purchase any Sale Shares and Sale Claims, the remaining Sale Shares and Sale Claims shall be allocated to the accepting Offerees pro rata in proportion to their Agreed Proportions, provided that accepting Offerees shall not be required to purchase in excess of the number of Sale Shares and Sale Claims specified in the notice aforesaid.

         9.6. Subject to compliance with the provisions of clauses 9.3, 9.4 and 9.5, if the accepting Offerees shall not have accepted an Offer in respect of all of the Sale Shares and Sale Claims, the Offeror shall be entitled, within 30 (thirty) SET trading days after such non-acceptance, to sell to a bona fide third party, but at a cash price which shall not be less than that, and on terms and conditions which are not, taken as a whole, more favourable to the third party purchaser than those, at which the Offerees were entitled to purchase the Sale Shares and the Sale Claims in terms of clause 9.3, provided that if the Sale Shares are sold to a bona fide third party on the SET, the Offeree shall be entitled to sell the Sale Shares for the market price of the Company's Shares quoted on the SET on the date of the sale, even if such price is less than that at which such Sale Shares were offered to the Offerees. If no such sale shall have been effected during such 30 (thirty) SET trading day period, then the Offeror shall not be entitled to effect any Transfer of any or all of its Shares and Shareholder Loans thereafter unless the provisions of clauses 9.3, 9.4 and 9.5 shall again have been complied with in respect of such Shares and Loans.

         9.7. The Shareholders acknowledge that a proposed Transfer may result in a mandatory offer of Shares under the SET and/or SEC and/or any other applicable rules (the "Applicable Rules") having to be made. The Shareholders agree that in the event of there being any irreconcilable inconsistency between any mandatory Applicable Rule and any provision of this clause 9 set out above, then the mandatory Applicable Rule shall apply (but to the extend of the inconsistency only) as between the Shareholders.

         Transfer Terms

         9.8 Any Transfer of Shares and/or Shareholder Loans shall be made on the following terms:

                  9.8.1. unless the transferee is an existing Shareholder, any other Shareholder may stipulate as a condition precedent to any such Transfer (and any registration thereof) that:

                           9.8.1.1. the transferee enters into a written
                                    undertaking in favour of the Company and the other Shareholder(s) in the form set out in
                                    Schedule 2; and

                           9.8.1.2 the transferee notifies the Company and the Shareholder(s) (other than the transferor) of its address for service of all notices and communications to be given or made under this Agreement;

                  9.8.2. if the transferee is an existing Shareholder, the transferee shall indemnify the transferor (in the case of a partial Transfer, in the proportion of the Shares so Transferred) against any claim made against the transferor by virtue of its liability as surety or guarantor for any Group Company's obligations;

                  9.8.3. if the transferor shall have sold all of its Shares, it shall continue to be bound by clauses 10 (Non-Compete) and 14 (Confidentiality) following the sale, but shall otherwise cease to be bound by this Agreement (except in relation to any antecedent breach);

                  9.8.4. if the transferee is an existing Shareholder, the transferor shall sell the Sale Shares and assign the Shareholder Loans the subject of the Transfer, free and clear of all Encumbrances, together with all rights attaching thereto on or after the date of the Transfer; and

                  9.8.5. if the transferee is an existing Shareholder, the completion of the Transfer shall take place within 30 days after acceptance of the relevant Offer at the registered office of the Company against delivery to the transferee of duly executed transfer documents of the Sale Shares and certificates therefor and assignment of the Shareholder Loans to the transferee.

10.      NON-COMPETE

         10.1. Subject to the provisions of clause 10.3, each of the Shareholders undertakes to each other and the Group Companies that while any Group Company carries on Business it shall not, and shall procure that its Affiliates shall not, without the prior written consent of the Company, either alone or in conjunction with or on behalf of any other Person, or directly or indirectly, do any of the following things while it or any of its Permitted Transferees is a Shareholder and for a period of 2 (two) years after it or its Permitted Transfers cease to be a Shareholder -

                  10.1.1. carry on or be engaged or interested in any Subscription Television Business in Thailand, Myanmar, Laos, Malaysia, Vietnam or Cambodia (other than as a holder of less that 5% (five percent) of the stock of a corporation, the securities of which are traded on a national securities exchange), provided that if at any time it is proposed to the Board that a Group Company should carry on or be engaged or interested in a Subscription Television Business in Myanmar, Laos, Malaysia, Vietnam or Cambodia (as the case may be) and the Board fails for any reason, to approve such proposal within 30 days after the proposal was made, then the restriction on Shareholders and their Affiliates not to carry on or be engaged or interested in a Subscription Television Business, as set out in this clause 10.1.1, shall, in so far as it relates to the country in respect of which the proposal was made, but not approved, lapse and be of no further force or effect. For the purpose of this clause 10.1.1, Subscription Television Business means any business similar to that conducted by UTV and IBC prior to the Effective Date (but irrespective of the means of exhibition, distribution or transmission of the signals of the programmes, data and services of such businesses) as well as pay-per-view services, video on demand services, audio services and home shopping services; or

                 10.1.2. solicit or entice away any employee of a Group Company or, for a period of two years after the date hereof, employ any existing or former employee or officer of a Group Company, provided that a Shareholder and/or any of its Affiliates shall be entitled to employ any existing or former employee or officer of a Group Company who had been seconded to a Group Company by such Shareholder or any of its Affiliates; or

                 10.1.3. use any business name, mark or style of any Group Company which may suggest ownership thereof; or

                 10.1.4. assist any other Person to do any of the aforegoing things.

         10.2. It is agreed between the parties hereto that whilst the restrictions set out in clause 10.1 are considered fair and reasonable, if it should be found that any of the restrictions are void or unenforceable and if by deleting part of the wording or substituting a different geographical limit or a more restricted range of activities for the geographical limits or ranges of activities set out in clause 10.1 and it would not be void then there shall be substituted such next less extensive limit and/or activity or such deletions shall be made as shall render clause 10.1 valid and enforceable.

          10.3 The provisions of clause 10.1.1 shall not apply to Asia Multimedia Company Limited and its Subsidiaries.

11.      DIVIDEND POLICY

         The Shareholders shall procure that the Company shall declare and pay dividends equal to * of the distributable profits of the Company in each of its fiscal years, which declaration and payment, if any, shall be made within 150 days after the end of each fiscal year. The Company may also declare and pay such interim dividends as the Shareholders may agree to from time to time.

12.      INDEMNITY

         12.1.    The Shareholders acknowledge that -

                  12.1.1. Reiss Media International, Inc. ("Reiss") may have certain claims against UTV and/or Cineplex Company Limited ("Cineplex") arising from the agreement between Reiss and TH dated 1 January 1995;

                  12.1.2.  Thai Sky Cable Co Ltd ("Thai Sky") has claimed Baht
                           3.5 billion in compensation from Shinawatra Satellite Public Company Limited ("SHIN"), Satellite Service Company Limited ("SSV"), a Subsidiary of the Company, and from the Company, arising from the alleged unlawful cancellation of a transponder use agreement and allegedly unethical promotions;

                  12.1.3. litigation is pending (i) in the court of appeal of the state of Washington, United States of America, between CTVC and Dr Thaksin Shinawatra, SHIN and the Company, and (ii) in the civil court of Thailand between Mr William Limonson and the Company (as well as 17 other parties);

         12.2. TH agrees to pay and to indemnify fully, hold harmless and defend SHIN, UTV, MIH and Cineplex from and against any and all claims, and/or liabilities, damages, penalties, judgements, assessments, losses, costs and expenses (including, but not limited to, reasonable lawyers' fees) (collectively "Damages") incurred by UTV, SHIN, Cineplex and/or MIH arising out of, relating to or based upon the agreement with Reiss referred to in clause 12.1.1.

         12.3. Each of SHIN and MIH agrees, jointly and severably, to pay and to indemnify fully, hold harmless and defend SSV, TH and the Company from and against any and all Damages incurred by SSV, TH and the Company arising out of, relating to or based upon the claims of Thai Sky referred to in clause 12.1.2

         12.4. SHIN agrees to pay and to indemnify fully, hold harmless and defend all Group Companies and TH against any and all Damages incurred by any Group Company and TH arising out of, relating to or based upon the claims of CTVC and/or Mr. Limonson referred to in clause 12.1.3.

         12.5. The Shareholders which give(s) the indemnity referred to in clause 12.2, 12.3 or 12.4 (as the case may be) (the "Indemnifying Shareholder") shall pay to the Person in whose favour the indemnity is given (the "Indemnified Person") the amount of any and all Damages on the date on which such Damages are incurred by the Indemnified Person (in the case of loss or damages) and on the date on which the Damages are discharged by the Indemnified Person (in the case of claims, liabilities, penalties, judgements, costs and expenses).

         12.6. If, pursuant to the litigation instituted by CTVC and Mr. William Limonson (collectively, the "Claimants") as referred to in clause 12.1.3 any of the Claimants become legally entitled to enforce a judgement of a competent court against any Group Company, which enforcement would result in a material diminution in the value of TH's then Shareholding in the Company and after full exhaustion by TH of all remedies which it may have in terms of the indemnity granted to it in clause 12.4, such diminution is not remedied, then TH shall be entitled to request the other Shareholders that the Merger Agreement as well as the Ancillary Agreements referred to therein, be rescinded, amended or restructured as may be appropriate. In the event of such request, the Shareholders shall meet in order to discuss and investigate mechanisms for such rescission, amendment or restructuring and for restitution of all shares, businesses, assets, liabilities, employees and monies which were transferred pursuant to those Agreements. If the Shareholders agree on such mechanisms, then the Shareholders shall take such steps in accordance with the agreed mechanisms in order to implement, to the extent practicable, the proposed restitution.

13.      SCOPE, DURATION AND TERMINATION

         13.1. The parties acknowledge that notwithstanding the fact that the term "Shares" comprises all the issued and outstanding shares, of whatever class, of the Company, the provisions of this Agreement shall apply to Shareholders only in respect of their holdings of the following pool of Shares: (i) their Shares as referred to in clauses 1.2.1 to 1.2.6, (ii) all further Shares which a Shareholder may acquire from another Shareholder pursuant to the provisions of clause 9, and (iii) to all other Shares which a Shareholder may acquire on account of its holding of the Shares referred to in paragraphs (i) and (ii) above pursuant to a rights and/or a capitalisation issue or a distribution in lieu of cash dividends by the Company. The provisions of this Agreement shall not apply to a Shareholder in respect of any Shares acquired (before or after the date of this Agreement) by it on the SET, and such Shares shall not be taken into account in relation to or be subject to any of the provisions of this Agreement.

          13.2. Except as otherwise provided herein, this Agreement shall continue in full force and effect without time limit until the Shareholders agree in writing to terminate this Agreement. Notwithstanding the foregoing, this Agreement shall cease to have effect as regards any Shareholder who ceases to be the registered holder of at least 5% (five percent) of all the Shares save that such Shareholder shall continue to be bound by the obligations (but shall not be entitled to the rights) of Shareholders under clauses 9.1 to 9.3, 9.6, 9.7 and 9.8 and save for any provisions hereof which expressly provide that they shall continue regardless of the holding of any Shares by any party hereto and for any provisions which are expressed to continue in force thereafter. Any Person who ceases to hold the aforesaid percentage of Shares shall, subject to the aforegoing qualifications, upon such cessation, cease to be a Shareholder hereunder.

14.       CONFIDENTIALITY

          14.1. Each party undertakes with the others that it shall use (and shall procure that each of its Affiliates shall use) all reasonable endeavours to keep confidential (and to ensure that its officers, employees, agents and professional and other advisers keep confidential) any information:

                  14.1.1. which it may have or acquire (whether before or after the date of this Agreement) in relation to the customers, business, assets or affairs of any Group Company;

                  14.1.2. which, in consequence of the negotiations relating to this Agreement or being a shareholder in the Company or having appointees on the Board or the exercise of its rights or performance of its obligations under this Agreement, it may have or acquire (whether before or after the date of this Agreement) in relation to the customers, business, assets or affairs of any of the other parties or their respective Affiliates;

                  14.1.3. which relates to the contents of this Agreement (or any agreement or arrangement entered into pursuant to this Agreement).

                  No party shall use (and shall ensure that none of its Affiliates uses) for its own business purposes or disclose to any third party any such information ("Confidential Information") without the prior written consent of the other parties.

        14.2. The obligation of confidentiality under clause 14.1 shall not apply to:

                  14.2.1. the disclosure on a "need to know" basis to a company which is another member of the relevant party's group where such disclosure is for a purpose reasonably incidental to this Agreement;

                  14.2.2. information which is independently developed by the relevant party or acquired from a third party to the extent that it is acquired with the right to disclose the same;

                  14.2.3. the disclosure of information to the extent required to be disclosed by law, any stock exchange regulation or any binding judgment, order or requirement of any court or other competent authority;

                  14.2.4. the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned or any member of its group;

                  14.2.5. the disclosure in confidence to a party's professional advisers of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement;

                  14.2.6. information which becomes within the public domain (otherwise than as a result of a breach of this clause 14); or

                  14.2.7. any announcement made in accordance with the terms of this Agreement.

         14.3. The provisions of this clause 14 shall survive any termination of this Agreement and shall continue to bind a party even if it ceases to be a Shareholder hereunder pursuant to the provisions of clause 13.

15.      WAIVERS

         15.1. No delay in exercising or failure to exercise any right or remedy under this Agreement shall operate as a waiver thereof not shall any single or partial exercise of any right or remedy preclude either the further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided by this Agreement are cumulative and do not exclude any rights, powers or remedies provided by law, at equity or otherwise.

         15.2. In the event that any party shall expressly waive any breach, default or omission hereunder, without the prior written consent of the other Shareholders, no such waiver shall apply to, or operate as, a waiver of similar breaches, defaults or omissions or be deemed to be a waiver of any other breach, default or omission hereunder.

16.      ASSIGNMENT

         No party hereto shall be entitled to transfer this Agreement or any of the rights and obligations hereunder without the prior written consent of the other parties, except to a transferee of Shares in accordance with this Agreement.

17.      ENTIRE AGREEMENT

         17.1. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements between the parties or any of them concerning the subject matter hereof and each of them confirms that there is no other agreement between any two of the Shareholders which affects their relationship as Shareholders. No amendment, change or additions hereto shall be effective or binding on any party unless reduced to writing and executed by all the parties.

          17.2. Each of the parties acknowledges that in entering into this Agreement it is not relying on any representation or other statement which is not set out in this Agreement or the other documents referred to herein.

          17.3. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the immediately preceding sentence, this Agreement shall not run to the benefit of or be enforceable by any Person other than a party to this Agreement and its successors and permitted assigns.

18.       NOTICES

          18.1. All notices and communications under this Agreement shall be given in writing and shall be delivered to the relevant party or sent by registered air mail or facsimile to the address of that party or that party's facsimile number specified in clause 18.2. Unless otherwise specified herein, each notice or other communication shall be deemed effective (i) on the date received, if personally delivered, (ii) 8 (eight) business days after being sent, if sent by registered air mail, or
                  (iii) 1 (one) business day after being sent, if sent by telecopier with confirmation of transmission.

          18.2.   Notices and communications shall be addressed as follows:

                  if to TH Telecom Tower, 18 Ratchadaphisek Road Huai Khwang, Bangkok, Thailand
                               Attn: Dr Vallobh Vimolvanich
                               Fax No: +662 643 1883

                  if to MIH    Planetenweg 6, 2132 HP Hoofddorp, The Netherlands
                               Attn: Cobus Stofberg/Allan Rosenzweig
                               Fax No: +31 2356 86880

                               and

                               MIH Asia, Admiralty Centre. Tower 2,  14th
                               Floor Office, 1406-07, 18 Harcourt Road,
                               Hong Kong

                                             Attn: Ha1ns Hawinkels
                                             Fax No: +852 2529 0222


                  if to SHIN         -       414 Phaholyotin Road, Samsen-Nai,
                                             Phayathai, Bangkok, Thailand
                                             Attn: Mr Boonklee Plangsiri
                                             Fax No: +662 299 5039

                  if to the Company  -       1376/1 Nakornchaisri Road, Dusit,
                                             Bangkok, Thailand
                                             Attn:  The Chief Executive Officer
                                             Fax No: +662 243 9021

                  or such other address of a party, person and/or fax number as that party shall have notified in writing to all other parties in accordance with clause 18.1.

         18.3. All notices and communications shall be given and made in the English language.

19.      ANNOUNCEMENTS

         No announcement or press release concerning this Agreement or the transactions contemplated hereby shall be made by any party without the prior written approval of the others, such approval not to be unreasonably withheld or delayed.

20.      RELATIONSHIP OF THE SHAREHOLDERS

         It is expressly agreed that the relationship of the Shareholders shall be that of joint venturers and not that of partners. Accordingly, the Business shall be conducted as the business of the Group Companies and no Shareholder shall represent to any person that such Shareholder is authorised to act on behalf of any of the other Shareholder or that any partnership, agency, employment or joint liability exists between the Shareholders in respect of any person who is not a party to this Agreement.

21.      CONFLICT WITH OTHER DOCUMENTS

         In the event of any conflict between the provisions of this Agreement and the provisions of the Articles then, subject to the provisions of the law of Thailand, the provisions of this

         Agreement shall prevail as between the Shareholders and the Shareholders shall exercise all voting and other rights and powers legally available to them (whether as Shareholders or otherwise) to give effect to the provisions of this Agreement. If there is an irreconcilable conflict between a provision of this Agreement and a mandatory provision of the law of Thailand, the parties shall use best efforts to agree on an alternative mechanism or provision which is as close as reasonably possible to the provisions of this Agreement and the conflicting provision contained in this Agreement shall be invalid (but only to the extent necessary), provided that such invalidity shall not affect the other provisions of this Agreement.

22.      GOVERNING LAW AND ARBITRATION

         22.1. This Agreement shall be governed by and construed in accordance with the law of Thailand.

         22.2. If any dispute arises at any time between any of the parties in connection with this Agreement including, without limitation, the formation or existence of, the implementation of or the interpretation or application of, the parties' respective rights and obligations in terms of or arising out of this Agreement or its breach or termination or the performance or non-performance of any party's obligations hereunder or which relates in any way to any matter affecting the interests of the parties in terms of this Agreement, and the parties are unable to resolve their dispute, any party may refer the matter in dispute, in the first instance, to the respective chief executive officers of the parties for resolution.

         22.3. If after having been referred under clause 22.2, the matter in dispute shall not have been resolved within 21 (twenty one) days of the matter having been so referred, any of the parties may request by notice in writing to the other parties that an attempt be made to resolve the dispute by way of mediation by a mediator agreed to between the parties. If the parties are unable to agree on a mediator within 21 (twenty one) days of receipt by the other parties of the request for mediation, the mediation shall not take place. If the mediation occurs, the following procedures shall be adhered to -

                  22.3.1. 1 (one) representative of each party shall be entitled to attend the mediation and no party shall be entitled to any other representation;

                  22.3.2. the mediator shall in his absolute discretion determine the nature and form of the mediation with the sole aim of resolving the dispute by way of negotiation as soon as possible;

                  22.3.3. the decisions of the mediator shall not be binding on the parties;

                  22.3.4. the cost of the mediation as determined by the mediator shall be borne by the parties in equal shares.

         22.4. If mediation does not take place because the parties cannot agree on a mediator or, if, after mediation pursuant to clause 22.3, the dispute shall not have been resolved or the mediation agreement shall not have been implemented within the time agreed to or, if no time had been agreed to, within a reasonable time after completion of the mediation, any party may refer the matter in dispute for determination by final arbitration in Bangkok in accordance with the Rules of the Arbitration Institute of the Ministry of Justice of Thailand in force at the date of the request for arbitration ("Rules"), which Rules are deemed to be incorporated by reference into this clause), by 3 (three) arbitrators (unless the parties agree in writing to have a single arbitrator only), one of whom shall be appointed by the party referring the matter to arbitration, a further one of whom shall be appointed by the opposing party and the third appointed by the 2 (two) so chosen. In the event of either the referring party or the opposing party failing to appoint an arbitrator within 30 days after the formal commencement of the arbitration proceedings and/or failing agreement between the 2 (two) arbitrators within 14 (fourteen) days of their appointment, upon the appointment of a third arbitrator, such arbitrator or arbitrators shall be appointed by the relevant appointing authority under the Rules on the written request of any of the relevant parties. The arbitrators shall establish the procedural rules applicable to the proceedings. The arbitration shall be conducted in Thai and also, if so requested by a party to the arbitration proceedings, in the English language. The arbitrators, if so required by any of the parties, shall order the parties to make discovery of all documents relevant to the issues in the arbitration. Subject to any applicable law, any award of such arbitration shall be non-appealable, be finally binding upon the parties and may be entered into and enforced by any court having jurisdiction. The fees, costs and expenses of any arbitration in terms of this clause 22 shall be payable in such proportions as the arbitrators may determine or, in the absence of such determination, shall be payable in accordance with the Rules.

         22.5. This clause shall not preclude any party from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending any decision of the arbitrator.


         22.6.    The provisions of this clause -

                  22.6.1. constitute an irrevocable consent by the parties to any proceedings in terms hereof and no party shall be entitled to withdraw therefrom or claim at any such proceedings that it is not bound by such provisions;

                  22.6.2. are severable from the rest of this Agreement and shall remain in effect despite the termination of or invalidity for any reason of this Agreement.

23.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

         SIGNED BY                                 )  /s/ VEERAVAT KANCHANADUE
                                                   )
                                                   )
                                                   )
         for and on behalf of                      )  /s/ VALLOBH VIMOLVANICH
         TELECOM HOLDING COMPANY LIMITED           )



         SIGNED BY                                 )  /s/ HANS HAWINKELS
                                                   )
                                                   )
                                                   )
         for and on behalf of                      )
         MIH LIMITED                               )



         SIGNED BY                                 )  /s/ PAIBOON LIMPAPHAYOM
                                                   )
                                                   )
                                                   )
         for and on behalf of                      )  /s/ BOONKLEE PLANGSIRI
         SHINAWATRA COMPUTER AND COMMUNICATIONS    )
         PUBLIC COMPANY LIMITED                    )

         SIGNED BY                                 )  /s/ NIWAT BOONSONG
                                                   )
                                                   )
                                                   )
         for and on behalf of                      )  /s/ NEVILLE MEIJERS
         INTERNATIONAL BROADCASTING CORPORATION    )
         PUBLIC COMPANY LIMITED                    )

SCHEDULE 1: FORM OF UNDERTAKING (Clause 9.2.1)

To:      Telecom Holding Limited
         Shinawatra Computer and Communications Public Company Limited
         MIH Limited
         International Broadcasting Corporation Public Company Limited

From:    [insert name of permitted transferee]  (the "Covenantor")
Date:    [insert date]

Dear Sirs

SHAREHOLDERS AGREEMENT RELATING TO INTERNATIONAL BROADCASTING
CORPORATION PLC (the "Agreement")

1 It is recorded that the Covenantor is a Permitted Transferee (as defined in the Agreement) of [insert name of transferor] and that [insert name of transferor] wishes to Transfer all of its Shares to the Covenantor pursuant to clause 9.2 of the Agreement.

2 The Covenantor hereby confirms that it has been supplied with a copy of the Agreement and hereby undertakes to each of the Parties to the Agreement, that it shall observe, perform and be bound by the terms and conditions of the Agreement and all documents expressed to be supplementary or ancillary thereto as if references therein to [insert name of the transferor] were references also to the Covenantor.

3 Notwithstanding anything contained herein or the transfer of [the transferor's] Shares to the Covenantor, nothing in this Form of Undertaking shall in any way release, discharge or diminish the liability of [the transferor] for the due and prompt performance of its (or the Covenantor's) obligations under the Agreement or any document expressed to be supplemental or ancillary thereto.

4 The Covenantor confirms that its initial details for the purposes of clause 18 of the Agreement are as follows: [insert name, address and fax number]

Yours faithfully,


-----------------------
For and on behalf of [insert name of Permitted Transferee]

SCHEDULE 1: FORM OF UNDERTAKING (Clause 9.8.1)

To:      Telecom Holding Limited
         Shinawatra Computer and Communications Public Company Limited
         MIH Limited
         International Broadcasting Corporation Public Company Limited

From:    [insert name of proposed transferee]  (the "Covenantor")
Date:    [insert date]

Dear Sirs

SHAREHOLDERS AGREEMENT RELATING TO INTERNATIONAL BROADCASTING
CORPORATION PLC (the "Agreement")

1 It is recorded that [insert name of transferor] wishes to Transfer Shares to the Covenantor pursuant to clause 9 of the Agreement.

2 The Covenantor hereby confirms that it has been supplied with a copy of the Agreement and hereby undertakes to each of the Parties to the Agreement, that, following the Transfer of the Shares referred to in 1 above, it shall observe, perform and be bound by the terms and conditions of the Agreement and all documents expressed to be supplementary or ancillary thereto as a Shareholder.

3 The Covenantor confirms that its initial details for the purposes of clause 18 of the Agreement are as follows:

         [insert name, address and fax number]




Yours faithfully



--------------------------
For and on behalf of [insert name of proposed transferee]

                                    AGREEMENT



                               Dated 20th May 1998


                                     between




                     SHINAWATRA COMPUTER AND COMMUNICATIONS
                             PUBLIC COMPANY LIMITED



                                       and




                         TELECOM HOLDING COMPANY LIMITED




                                       and



                                   MIH LIMITED



                                       and



                     INTERNATIONAL BROADCASTING CORPORATION
                             PUBLIC COMPANY LIMITED





                      SUPPLEMENTARY SHAREHOLDERS' AGREEMENT





                                                                      Mallinicks
                                                                  25 Saville Row
                                                                  London W1X 1AA

SUPPLEMENTARY SHAREHOLDERS' AGREEMENT DATED 20TH MAY 1998


BETWEEN

        (1) SHINAWATRA COMPUTER AND COMMUNICATIONS PUBLIC COMPANY LIMITED, with its registered office at 414 Phaholyotin Road, Samsen-Nai, Phayathai, Bangkok, Thailand ("SHIN");


        (2) TELECOM HOLDING COMPANY LIMITED, with its registered office at Telecom Tower, 18 Ratchadaphisek Road, Huai Khwang, Bankkok, Thailand ("TH");


        (3) MIH LIMITED, with its registered office at 3rd Floor, Abbot Building, Main Street, Road Town, Tortola, British Virgin Islands ("MIH"); and


        (4) INTERNATIONAL BROADCASTING CORPORATION PUBLIC COMPANY LIMITED, with its registered office at 1376/1 Nakornchaisri Road, Dusit, Bangkok, Thailand (the "IBC" or "the Company").



1.      RECITALS

        1.1. IBC requires additional funding in order to finance its business operations and MIH has agreed to provide such funding in the form of equity finance by subscribing for an additional sixty million shares in IBC in accordance with the terms of the Subscription Agreement (defined below), which shares shall fall within the ambit of the Shareholders' Agreement (defined below).

        1.2. Completion of the Subscription Agreement, upon which date MIH will provide the equity funding to IBC, cannot be achieved before 12 June 1998. Inasmuch as IBC has an immediate requirement for funding, MIH has agreed to make such funding available to IBC by way of a short term loan in accordance with the terms of the Loan Agreement (defined below), on the basis that the loan shall be repaid in full out of the proceeds of the said equity funding.

        1.3. TH and SHIN, being substantial shareholders in IBC, have undertaken to MIH and IBC, to exercise all of their voting and other powers of control in relation to IBC and do such other things as may be required, in order to procure that IBC shall have the requisite authority to enter into and perform all of its obligations under the Subscription Agreement and the Loan Agreement.

        1.4. This Agreement, which is supplementary to the Shareholders' Agreement, records inter alia:

                1.4.1. the terms of the undertaking by TH and SHIN referred to in clause 1.3;

                1.4.2. for the avoidance of any doubt, that the shares subscribed for by MIH under the Subscription Agreement will fall within the ambit of the Shareholders' Agreement;

                1.4.3. that TH, SHIN and MIH have agreed to take up, in full, their pro-rata allocation of shares pursuant to a rights issue undertaken by IBC in May\June 1998; and

                1.4.4. that certain restrictions have been agreed to by TH, SHIN and MIH in relation to the transferability of their shares in IBC.

2.      DEFINITIONS AND INTERPRETATION

        In this Agreement-

        2.1. clause headings are inserted for convenience only and shall not be taken into account in its construction;

        2.2. unless the context clearly indicates a contrary intention, an expression which denotes any one gender includes the other genders, a natural person includes a juristic person and vice versa, the singular includes the plural and vice versa and the following expressions bear the meanings assigned to them below and cognate expressions bear corresponding meanings-



                "Articles"                 the Articles of Association of IBC,
                                           as amended from time to time;

                "Baht"                     Thai Baht;

                "Institutional Private     the issue and allotment, by way of
                Placement"                 private placement to various
                                           institutions, of seventy million
                                           common shares, ranking pari passu
                                           with the existing issued common
                                           shares in IBC;

                "Loan Agreement"           the agreement of that title between
                                           MIH and the Company bearing the same
                                           date as this Agreement and in terms
                                           whereof MIH has agreed, subject to
                                           certain conditions, to make a short
                                           term Baht loan to the Company;

                "Paribas Agreement"        the agreement between MIH, IBC and
                                           Paribas S.A. bearing the same date as
                                           this Agreement (dealing inter alia
                                           with the advance by Paribas S.A., on
                                           behalf of MIH, of the subscription
                                           monies for the Subscription Shares,
                                           and the immediate application of such
                                           monies towards discharge of the
                                           indebtedness of IBC to MIH under the
                                           Loan Agreement);

                "Permitted Transferee"     shall have the meaning ascribed
                                           thereto in the Shareholders'
                                           Agreement;

                "Person" any individual, firm, company, corporation, government, State or agency of a State or any joint venture, partnership, limited liability company or other incorporated or unincorporated body;

                "Rights Issue"             the issue and allotment by IBC, by 22
                                           June 1998,
                                           of one hundred and ten million common
                                           shares, ranking pari passu with the
                                           existing issued common shares in IBC,
                                           by way of rights issue to Persons
                                           registered as shareholders of IBC on
                                           15 May 1998, pro-rata to their
                                           shareholdings in IBC at the relevant
                                           time, at a subscription price of
                                           twenty Baht per Share;


                "Shareholders'             the agreement of that title between
                Agreement"                 the parties hereto dated 16 February
                                           1998;

                "Subscription              the share subscription agreement
                Agreement"                 between MIH and IBC bearing the same

                                           date as this Agreement in terms
                                           whereof, inter alia, MIH shall
                                           subscribe for and IBC shall, by
                                           way of private placement, issue and
                                           allot to MIH, the Subscription
                                           Shares at a subscription price of
                                           twenty five Baht per share;

                "Subscription Shares"      sixty million common shares of Baht
                                           10 (ten Baht) each in the share
                                           capital of the Company, ranking pari
                                           passu in all respects with the
                                           existing issued common shares of IBC;

                "Transfer"                 shall have the meaning ascribed
                                           thereto in the Shareholders'
                                           Agreement;

                "USD"                      United States Dollars.

3.       VOTING AGREEMENT

         3.1. Each of TH and SHIN undertakes to and in favour of MIH and IBC, it being understood that such undertaking forms the basis upon which MIH has agreed to enter into the Loan Agreement and the Subscription Agreement, that each of TH and SHIN shall:

                  3.1.1. exercise all voting and other powers of control which each has in relation to IBC and do such other things as may be necessary, to procure that IBC shall have the requisite authority to enter into and perform all of its obligations under the Loan Agreement and the Subscription Agreement;

                           3.1.1.1. in particular, but without derogating from
                                    the generality of clause 3.1.1:

                                    procure, in accordance with the Memorandum and Articles of Association of IBC, that an extraordinary general meeting of all the shareholders of IBC is convened on 10 June 1998, for the purposes of passing a resolution substantially in the following form:

                                    Resolution

                                    "That sixty million common shares in the authorized share capital of IBC, ranking pari passu with the existing common shares in the capital of IBC, be issued and allotted by way of private placement to MIH Limited at a subscription price of twenty five Baht per share and that MIH Limited be exempted from having to make a mandatory tender offer to shareholders as a result of such subscription by MIH Limited for shares in IBC."

                           3.1.1.2. voted favour of the resolution specified in
                                    clause 3.1.1.1 and procure that all
                                    directors of IBC nominated by TH and SHIN vote in favour of all necessary board resolutions required to give effect to the Loan Agreement and the Subscription Agreement;

                           3.1.1.3. procure all necessary consents or other
                                    permissions required in
                                    order for the IBC to enter into and perform all of its obligations under the Loan Agreement, the Subscription Agreement and the Paribas Agreement;

                           3.1.1.4. to the extent each party is able to do so,
                                    facilitate the fulfilment of the conditions precedent in the Loan Agreement and the Subscription Agreement.

4.       SCOPE OF SHAREHOLDERS' AGREEMENT

         It is recorded and agreed that the Subscription Shares to be issued and allotted to MIH under the Subscription Agreement, shall together with any other shares in IBC howsoever acquired by MIH from time to time after the date hereof, fall within the ambit of the Shareholders Agreement and the Shareholders' Agreement shall apply in respect of such shares. For example, in computing the shareholding of MIH in IBC from time to time for the purposes of determining the rights of MIH under the Shareholders' Agreement, the Subscription Shares shall be added to MIH's holding of shares in IBC at the relevant time.

5.       RIGHTS ISSUE

         5.1. It is recorded that the shareholders of IBC have passed a resolution that IBC undertake the Rights Issue by 22 June 1998. TH, SHIN and MIH undertake to exercise their powers of control in relation to IBC to procure that the Rights Issue shall be effected on such date.

         5.2 TH, SHIN and MIH agree and each undertake in favour the other and IBC that each shall take up its full pro-rata allocation of shares under the Rights Issue as follows:

                  5.2.1. TH shall subscribe in cash for and IBC shall issue and allot to TH 54, 412, 443 (fifty four million four hundred and twelve thousand four hundred and forty three) common shares;

                  5.2.2. SHIN shall subscribe in cash for and IBC shall issue and allot to SHIN 19, 246, 602 (nineteen million two hundred and forty six thousand six hundred and two) common shares;

                  5.2.3. MIH shall subscribe in cash for and IBC shall issue and allot to MIH 19,246,602 (nineteen million two hundred and forty six thousand six hundred and two) common shares.

6.       RESTRICTION UPON TRANSFER OF SHARES

         6.1. Each of TH, SHIN and MIH agrees and undertakes in favour of the other that it shall not, and shall procure that any Permitted Transferee to whom it may Transfer or may already have Transferred any shares in IBC shall not, during the period commencing on the date hereof and ending on such date falling six months after the date upon which IBC shall have issued all of the aggregate number of 240,000,000 (two hundred and fourty million) shares pursuant to the Rights Issue, the Subscription Agreement and the Institutional Private Placement, or such shorter period as may be agreed to in writing between all the parties, Transfer any of its shares in IBC to any Person Save That:

                  6.1.1. shares may be Transferred to Permitted Transferees pursuant to the provisions of the Shareholders' Agreement, subject to the Permitted Transferee undertaking in writing to be bound by the aforegoing restriction; and

                  6.1.2. TH shall have the right to Transfer in accordance with the terms of the Shareholders' Agreement, up to, but no more than, one hundred and eighty nine million shares in IBC for the sole purposes of the placement of such shares by Paribas S.A. with institutions together with the shares in IBC offered under the Institutional Private Placement.

7.       INDEMNITY

         TH and SHIN hereby indemnify and hold MIH harmless against any losses, costs, charges, expenses or other liabilities of whatsoever nature and howsoever arising which MIH and\or IBC may incur as a result of TH and\or SHIN breaching any other of their obligations under this Agreement. In the latter regard, TH and SHIN acknowledge and agree that MIH has agreed to enter into the Loan Agreement on the basis that the Loan will be repaid out of the proceeds of the subscription under the Subscription Agreement. In other words, that the conditions precedent in the Subscription Agreement will be fulfilled and IBC shall perform all of its obligations thereunder and under the Paribas Agreement so that the proceeds of the subscription will be utilised only for the purpose of discharging the Loan.

8.       FURTHER ASSURANCE

         Each party shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the other may from time to time reasonably require, for the purpose of giving the other parties the full benefit of all the provisions of this Agreement.

9.       CONFLICT WITH OTHER DOCUMENTS

         In the event of any conflict between the provisions of the Agreement and the provisions of the Shareholders' Agreement or the Articles then, subject to the provisions of the law of Thailand, the provisions of this Agreement shall prevail and the parties hereto shall exercise all voting and other rights and powers legally available to them (whether as shareholders or otherwise) to give effect to the provisions of this Agreement. If there is an irreconsilable conflict between a provision of the Agreement and a mandatory provision of the law of Thailand, the parties shall use best efforts to agree on an alternative mechanism or provision which will reflect as closely as possible the intention of the parties as set out in this Agreement and the conflicting provision contained in this Agreement shall be invalid (but only to the extent necessary), provided that such invalidity shall not affect the other provisions of this Agreement.

10.      WAIVERS

         10.1. No delay in exercising or failure to exercise any right or remedy under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right or remedy preclude either the further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided by this Agreement are cumulative and do not exclude any rights, powers or remedies provided by law, at equity or otherwise.

         10.2. In the event that any party shall expressly waive any breach, default or omission hereunder, without the prior written consent of the other parties hereto, no such waiver shall apply to, or operate as, a waiver of similar breaches, defaults or omissions or be deemed to be a waiver of any other breach, default or omission hereunder.

11.      NOTICES

         All notices and communications under this Agreement shall be given in accordance with the provisions of clause 18 of the Shareholders' Agreement.

12.      GOVERNING LAW AND ARBITRATION

         12.1. This Agreement shall be governed by and construed in accordance with the law of Thailand.

         12.2. If any dispute arises at any time between any of the parties in connection with this Agreement including, without limitation, the formation or existence of, the implementation of or the interpretation or application of, the parties' respective rights and obligations in terms of or arising out of this Agreement or its breach or termination or the performance or non-performance of any party's obligations hereunder or which relates in any way to any matter affecting the interests of the parties in terms of this Agreement, and the parties are unable to resolve their dispute, any party may refer the matter in dispute, in the first instance, to the respective chief executive officers of the parties for resolution.

         12.3. If after having been referred under clause 12.2, the matter in dispute shall not have been resolved within 21 (twenty one) days of the matter having been so referred, any of the parties may request by notice in writing to the other parties that an attempt be made to resolve the dispute by way of mediation by a mediator agreed to between the parties. If the parties are unable to agree on a mediator within 21 (twenty one) days of receipt by the other parties of the request for mediation, the mediation shall not take place. If the mediation occurs, the following procedures shall be adhered to -

                  12.3.1. 1 (one) representative of each party shall be entitled to attend the mediation and no party shall be entitled to any other representation;

                  12.3.2. the mediator shall in his absolute discretion determine the nature and form of the mediation with the sole aim of resolving the dispute by way of negotiation as soon as possible;

                  12.3.3. the decisions of the mediator shall not be binding on the parties;

                  12.3.4. the cost of the mediation as determined by the mediator shall be borne by the parties in equal shares.

         12.4. If mediation does not take place because the parties cannot agree on a mediator or, if, after mediation pursuant to clause 12.3, the dispute shall not have been resolved or the mediation agreement shall not have been implemented within the time agreed to or, if no time had been agreed to, within a reasonable time after completion of the mediation, any party may refer the matter in dispute for determination by final arbitration in Bangkok in accordance with the Rules of the Arbitration Institute of the Ministry of Justice of Thailand in force at the date of the request for arbitration ("Rules"), (which Rules are deemed to be incorporated by reference into this clause), by 3 (three) arbitrators
                  (unless the parties agree in writing to have a single arbitrator only), one of whom shall be appointed by the party referring the matter to arbitration, a further one of whom shall be appointed by the opposing party and the third appointed by the 2 (two) so chosen. In the event of either the referring party or the opposing party failing to appoint an arbitrator within 30 days after the formal commencement of the arbitration proceedings and/or failing agreement between the 2 (two) arbitrators within 14 (fourteen) days of their appointment, upon the appointment of a third arbitrator, such arbitrator or arbitrators shall be appointed by the relevant appointing authority under the Rules on the written request of any of the relevant parties. The arbitrators shall establish the procedural rules applicable to the proceedings. The arbitration shall be conducted in Thai and also, if so requested by a party to the arbitration proceedings, in the English language. The arbitrators, if so required by any of the parties, shall order the parties to make discovery of all documents relevant to the issues in the arbitration. Subject to any applicable law, any award of such arbitration shall be non-appealable, be finally binding upon the parties and may be entered into and enforced by any court having jurisdiction. The fees, costs and expenses of any arbitration in terms of this clause 12 shall be payable in such proportions as the arbitrators may determine or, in the absence of such determination, shall be payable in accordance with the Rules.

         12.5. This clause shall not preclude any party from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending any decision of the arbitrator.

         12.6.    The provisions of this clause -

                  12.6.1. constitute an irrevocable consent by the parties to any proceedings in terms hereof and no party shall be entitled to withdraw therefrom or claim at any such proceedings that it is not bound by such provisions;

                  12.6.2. are severable from the rest of this Agreement and shall remain in effect despite the termination of or invalidity for any reason of this Agreement.

13.      ENTIRE AGREEMENT

         13.1. This Agreement (which for the avoidance of doubt is intended to be supplementary to the Shareholders' Agreement) together with the agreements referred to herein, constitute the entire agreement between the parties and supersede all prior agreements between the parties or any of them concerning the subject matter hereof. No amendment, change or additions hereto shall be effective or binding on any party unless reduced to writing and executed by all the parties.

         13.2. Each of the parties acknowledges that in entering into this Agreement it is not relying on any representation or other statement which is not set out in this Agreement or the other documents referred to herein.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.


SIGNED BY
/s/ Niwat Boonsong
duly authorised
for and on behalf of
SHINAWATRA COMPUTER AND
COMMUNICATIONS PUBLIC COMPANY LIMITED

SIGNED BY
/s/ Allan Rosenzweig
duly authorised
for and on behalf of
MIH LIMITED



[SEAL OF TELECOM HOLDING CO. LTD.]
SIGNED BY
/s/ Vallobh Vimolvanich                /s/ Soopakij Chearavanont
duly authorised
for and on behalf of
TELECOM HOLDING COMPANY LIMITED


[SEAL OF INTERNATIONAL BROADCASTING CORP.]
SIGNED BY
/s/ Neville Meijers                    /s/ Niwat Boonsong
duly authorised
for and on behalf of
INTERNATIONAL BROADCASTING CORPORATION
PUBLIC COMPANY LIMITED

Telecom Holdings Limited
Telecom Tower, 18 Ratchadphisek Road, Huai Khwang, Bangkok, Thailand

Shinawatra Computer and Communications Public Company Limited
1376/1 Nakornchaisri Road, Dusit, Bangkok, Thailand

MIH Limited
Planetenweg 6, 2132 HP Hoofddorp, The Netherlands

Dear Sirs

Amendment to Shareholders Agreement dated 16 February 1998
----------------------------------------------------------

The Shareholders in United Broadcasting Corporation Public Company Limited ("the Company"), wish to have the ability to pledge their shares in the Company. Accordingly, notwithstanding the provisions of the Shareholders Agreement to the contrary, the parties hereby agree that a Shareholder shall be entitled to pledge its Shares without first offering to sell such Shares to the other Shareholders, provided that--

1. The pledgor shall immediately after entering into such pledge advise the other Shareholders, in writing, of the identity and full address of the pledgee; and

2. The pledgor shall have ensured that in terms of the agreement of pledge, the pledgee shall not be entitled to Transfer any of the pledged Shares except in accordance with the provisions of clauses 9.3 (save that the pledgee will not be bound by the provisions as to the price of the Sale Shares as set out in this clause), 9.4, 9.5, 9.6 and 9.7 of the Shareholders Agreement. After the compliance with the foregoing sentence, the pledgee shall be entitled to transfer without having to comply with clauses 9.2 and 9.8.

Capitalised terms have the same meaning herein as in the Shareholders Agreement.

Yours sincerely
/s/ Soopakij Chearavanont
United Broadcasting Public Company Limited

We agree to the provisions set out above:


Signed by
/s/ Vallobh Vimolvanich
for and on behalf of Telecom Holding Company Limited               Date: 25.9.98


Signed by
/s/ Niwat Boonsong
for and on behalf of
Shinawatra Computer and Communications Public Company Limited      Date: 25.9.98


Signed by
/s/ Hans Hawinkels
for and on behalf of MIH Limited                                   Date: 25.9.98